Exhibit 99.1
FOR IMMEDIATE RELEASE
First Financial provides update on fourth quarter 2006 earnings and offers full year earnings guidance for 2007
•	Fourth quarter 2006 estimated earnings per share of $0.01 to $0.03 due to transition costs and higher loan-loss provision

•	Full year 2007 estimated earnings per share of $1.00 to $1.10
HAMILTON, Ohio — December 21, 2006 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced expected fourth-quarter 2006 diluted earnings per share to be between $0.01 and $0.03 due to charges associated with its transition to a new infrastructure and also higher loan-loss provision. CEO Davis also announced full-year 2007 earnings estimates of between $1.00 and $1.10 in diluted earnings per share.
Davis said, “Consistent with our plan, the fourth quarter of 2006 is expected to be the last quarter for major transition changes and financial charges related to the implementation of our strategic plan announced last year. For the past 20 months, we have worked successfully to re-make the company by clarifying our strategic focus and updating our infrastructure. Among the events that transformed our company was a successful data-processing conversion completed in October of 2006.
“As we look forward to 2007, we are providing earnings guidance of $1.00 to $1.10 per share which will be discussed in detail in an upcoming conference call and webcast scheduled for January 11, 2007. The coming year will be an exciting one with a renewed focus on the level of service we deliver to our clients, as well as maximizing shareholder value. Although there will be some final transition steps in 2007, in general our plan for 2007 is a year of focusing on the business and seeing the positive results of the changes we have made in 2005 and 2006.”
Fourth Quarter 2006
First Financial will recognize several material items in the fourth quarter of 2006 (all amounts are pre-tax except per share):
•	Costs associated with conversion to a new technology infrastructure — approximately $1.4 million or $0.02 per share

•	FAS 88 settlement and curtailment charges for the defined benefit pension plan — approximately $3.1 million or $0.05 per share

•	Employee-related exit and hiring costs — approximately $1.2 million or $0.02 per share

•	Asset write-offs related to branding — approximately $1 million or $0.02 per share
Other miscellaneous transition charges that are not expected to continue in future periods are expected to be less than $400,000 or $0.01 per share.

The $3.1 million FAS 88 charge noted previously has been incurred as a result of the company’s extensive staff changes in 2006. This charge represents the expected future costs associated with maintaining the pension benefit for severed employees who have elected to take a lump-sum distribution of their pension benefit. This charge is an acceleration of costs that were previously deferred under pension accounting rules and recognized over time; accordingly, the future pension expense is expected to decline by approximately $250,000 per year.
In addition to the noninterest expense items discussed previously, First Financial has made the strategic decision to sell approximately $12 million in commercial real estate and residential real estate loans. This sale portfolio is comprised of approximately 180 smaller credits that are currently in or are soon to be in foreclosure and were not considered in the sale in the third quarter of 2006 due to their size. This portfolio will be moved to “loans held for sale” with the related write-down recognized in the fourth quarter of 2006. The anticipated closing for the sale will be in the first quarter of 2007. While it is expected that such loan portfolio sales will be infrequent, First Financial believes that there is a specific and tactical use for loan sales in the portfolio management and collection process.
Credit quality for the fourth quarter of 2006 has declined on a linked-quarter basis due to the charge-off of a few large credits. Net charge-offs are expected to be between $10.0 million and $10.4 million in the fourth quarter including the effects of the above-mentioned sale and $6.1 million and $6.5 million excluding the sale. Provision expense is estimated to be between $4.9 million and $5.3 million or $0.08 and $0.09 per share for the fourth quarter of 2006. Several of the larger credits that are being charged-off in the fourth quarter had specific reserves associated with them that were established in prior periods. The overall credit quality in the loan portfolios is expected to improve due largely to the effects of aggressive management of problem credits.
First Financial will provide a detailed discussion of the key drivers and strategies for 2007 as well as additional information on the credit quality and lending philosophy in the January 11, 2007, release and webcast. This call will be separate from the conference call and webcast to announce fourth-quarter and full-year 2006 financial results that will be scheduled for later in the first quarter of 2007. Details for the release and webcast will be made available in a future release.

Media Contact:	Cheryl Lipp (513) 979-5797 cheryl.lipp@bankatfirst.com
Analyst Contact:	J. Franklin Hall (513) 979-5770 frank.hall@bankatfirst.com
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.

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